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                                                                EXHIBIT 10(ab)

                                FIRST AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT

         The Employment Agreement (the "Employment Agreement") dated as of June 1, 1997 by and between Team, Inc. ("Team") and William Ryan ("Ryan") is hereby amended by this "First Amendment" which is dated as of August 12, 1998 and made retroactive to June 1, 1998 (the "Effective Date").

                                  WITNESSETH:

         WHEREAS, Ryan is the Chief Executive Officer and Chairman of the Board of Directors (the "Board") of Team; and,

         WHEREAS, during a meeting of the Board which was held July 30, 1998, the Board considered various proposed modifications to the Employment Agreement but decided to defer action with respect thereto pending further assessment of certain management issues; and,

         WHEREAS, the Board, at Ryan's request, has approved an immediate interim adjustment ("Interim Adjustment") to Ryan's base compensation pending the final resolution of issues related to Ryan's Employment Agreement.

         NOW, THEREFORE, Team and Ryan hereby agree as follows:

I. The Employment Agreement is hereby amended by adding the following language to the end of paragraph 2(a):

         "Notwithstanding the foregoing, from and after June 1, 1998 and throughout the remainder of the Employment Period, Ryan shall be paid Monthly Salary Payments of $16,666.66 per month as Base Compensation rather than the $8,333.33 Monthly Salary Payments provided for in the first sentence of paragraph 2(a). Team shall, as promptly as practical hereafter, pay Ryan the difference between the $8,333.33 Monthly Salary Payments heretofore actually paid Ryan for the months of June and July 1998 and the Revised Monthly Salary Payments of $16,666.66. Ryan's entitlement to be paid $100,000 for the Post Employment Term, as provided in the first sentence of paragraph 2(a), is not altered in any respect by the this First Amendment."





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II.      Paragraph 4 of the Employment Agreement is hereby amended to read as follows:

         "4. Term. The Term ("Term") of this Agreement commenced effective June 1, 1997 and unless sooner terminated by mutual agreement of the parties or by termination "for cause" pursuant to
                 Section 5(b), shall terminate on the fourth annual anniversary of the last day of the Post Employment Period."

III. Except as amended by Items I and II above, the Employment Agreement remains in full force and effect and is hereby reaffirmed by the parties. The Employment Agreement, as amended by this First Amendment, sets forth the entire agreement of the parties with respect to Ryan's employment and his entitlement to receive compensation from Team.

         IN WITNESS WHEREOF, the Ryan and Team have executed this First Amendment to the Employment Agreement on the 12th day of August to be effective as of June 1, 1998.


                                        /s/ SIDNEY B. WILLIAMS
                                        ----------------------------
                                        Sidney B. Williams, Director
                                        of Team, Inc., with
                                        authorization of the entire
                                        Board


                                        /s/ WILLIAM A. RYAN
                                        -----------------------------
                                        William A. Ryan, individually